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                                                                   Exhibit 23.2a

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
National Bancshares Corporation of Texas:


We consent to incorporation by reference in Registration Statement No. 333-94213 on Form S-8 of National Bancshares Corporation of Texas of our report dated March 16, 2001 relating to the consolidated balance sheet of National Bancshares Corporation of Texas and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of National Bancshares Corporation of Texas.

                                  /s/ KPMG LLP

San Antonio, Texas
March 30, 2001